EXHIBIT 10
NOTE : CERTAIN NON-MATERIAL AND CONFIDENTIAL INFORMATION HAS BEEN OMITTED FROM ATTACHED EXHIBIT B.

COPART, INC.
EXECUTIVE OFFICER
EMPLOYMENT AGREEMENT

This Executive Officer Employment Agreement is entered into with an effective date of December 5, 2022 (the “Effective Date”) by and between Copart, Inc., headquartered in Texas (the “Company”), and Leah Stearns (the “Executive”).

1.    Duties and Scope of Employment.

(a)    Position and Duties. As of the Effective Date, Executive will serve as Senior Vice President and Chief Financial Officer. Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to her by either of the co-Chief Executive Officers (co-CEO’s) (together, “Senior Management”) and as are contemplated by the Company’s bylaws. During the term of Executive’s employment with the Company, Executive shall report to and be subject to the directives of the Board of Directors (the “Board”) and Senior Management. Executive shall also abide by the provisions of the Company’s employee handbook, any ethics and compliance directives, and other policies and procedures adopted by the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” Executive’s successful completion of a drug and background check with satisfactory results is a condition precedent to Company’s obligations under this Agreement.

(b)    Obligations. During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote her full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of a co-CEO, subject to the terms of Section 8, below.

2.    Employment Terms.

(a)    Basic "At Will" Rule. The Employment Term shall begin upon the Effective Date and shall continue thereafter until terminated by the Company or Executive. Executive acknowledges and agrees that her employment with the Company is “at will” and may be terminated at any time, with or without notice, with or without good cause, or for any or no cause, at the option of either the Company or Executive. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company shall give rise to, or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s at-will employment with the Company.

(b)    Termination. If the Company terminates Executive’s employment at any time for any reason other than Cause or Disability, both as defined below, or if Executive terminates her employment at any time for Good Reason, as defined below, the provisions of Section 9(a)(i) shall apply. If Executive terminates her employment at any time other than for Good Reason, the provisions of Section 9(a)(ii) shall apply. Upon termination of Executive’s employment with the Company, Executive’s rights under any applicable benefit plans shall be determined under the provisions of those plans.

(c)    Death. Executive’s employment shall terminate in the event of her death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of Executive’s death, or for periods following Executive’s death; provided, however, that the Company’s obligations under Section 9(a)(i) shall not be interrupted as a result of Executive’s death subsequent to a termination to which such paragraph applies. Executive’s rights under the benefit plans of the Company in the event of Executive’s death shall be determined under the provisions of those plans.

(d)    Cause. For all purposes under this Agreement, “Cause” shall mean Executive’s:

(i)    willful or grossly negligent failure to substantially perform her duties hereunder;

(ii)    commission of gross misconduct which is injurious to the Company;

(iii)    breach of a material provision of this Agreement (including, without limitation, Section 10) or the agreements, policies, practices, and ethics and compliance directives incorporated herein by reference;

(iv)    material violation of a federal or state law or regulation applicable to the business of the Company;

(v)    misappropriation or embezzlement of Company funds or an act of fraud or dishonesty upon the Company made by Executive;

(vi)    conviction of, or plea of nolo contendre to, a felony; or

(vii)    continued failure to comply with directives of Senior Management.

(e)    No act, or failure to act, by Executive shall be considered “willful” unless committed (1) without good faith and (2) without a reasonable belief that the act or omission was in the Company’s best interest. No compensation or benefits will be paid or provided to Executive under this Agreement on account of a termination for Cause, or for periods following the date when such a termination of employment is effective. Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

(f)    Disability. The Company may terminate Executive’s employment for Disability by giving Executive 30 days’ advance notice in writing. For all purposes under this Agreement, “Disability” shall mean that Executive, at the time notice is given, has been unable to substantially perform her duties under this Agreement for a period of not less than six (6) consecutive months as the result of her incapacity due to physical or mental illness. In the event that Executive resumes the performance of substantially all of her duties hereunder before the termination of her employment under this subparagraph (f) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to Executive under this Agreement on account of termination for Disability, or for periods following the date when such a termination of employment is effective. Executive’s rights under the benefit plans of the Company shall be determined under the provisions of those plans.

(g)    Good Reason. Employment with the Company may be regarded as having been constructively terminated by the Company, and Executive may therefore terminate her employment for “Good Reason” within 30 days following the expiration of any Company cure period (as described below) and thereupon become entitled to the benefits of Sections 9(a)(i) below, if one or more of the following events (described in clauses (i) through (iii) below) shall have occurred without Executive’s prior written consent. Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of such grounds for “Good Reason” and a reasonable cure period of 30 days following the date of such notice, provided that such grounds for “Good Reason” can be adequately cured.

(i)    the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities (other than a promotion or similar move to another position);

(ii)    a material reduction by the Company or any of its wholly-owned subsidiaries in the Base Salary (as defined below) of Executive as in effect immediately prior to such reduction; or

(iii)    a breach by the Company or any of its wholly-owned subsidiaries of a material provision of this Agreement.

3.    Reserved.

4.    Compensation.

(a)    Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Term a base salary (the “Base Salary”) at an annual rate of $550,000. The Base Salary may be paid through the payroll of either Company or its subsidiary. In either case, the Base Salary shall be paid in accordance with Company’s or the subsidiary’s regular payroll practices. The Company agrees to review the Base Salary at least annually after the conclusion of the Company’s fiscal year and to make such adjustments therein as the Board may approve.

(b)    Annual Bonus. Beginning with the Company’s 2023 fiscal year and for each fiscal year thereafter during the Employment Term, Executive will be eligible to earn an annual bonus (the “Bonus”) based upon Executive’s contributions and performance, in the form of cash in an amount up to $450,000, as determined by Senior Management and approved by the Board or any authorized committee (the “Committee”). The earning and payment of an annual bonus shall be a discretionary decision of the Committee and may be pro-rated during the first partial fiscal year of Executive’s employment. The Bonus, if any, will be paid as soon as practical following the determination by the Board or the Committee that the terms of the Bonus have been satisfied and amount calculated, but in no event after the fifteenth day of the third month of the Company’s fiscal year or the calendar year, whichever is later, following the date the Bonus is awarded and calculated and it is no longer subject to a substantial risk of forfeiture. To be eligible to earn the Bonus, to encourage Executive’s retention, Executive must be employed by the Company on the day the Bonus is paid.

(c)    Equity Grants. Senior Management will recommend to the Company’s Board of Directors or its Committee after commencement of Executive’s employment that Executive receive a grant of options to purchase with respect to 180,000 shares of Copart’s Common Stock, and a grant of 60,000 Restricted Stock Units. Such grants will be subject to vesting conditions (time-based, performance-based, and/or other conditions) and other conditions and terms as determined in the sole discretion of the Board of Directors and/or its Committee, and further subject to applicable policies then in effect or implemented thereafter. Any grant will be subject to the approval of the Board of Directors or its Committee. Any grant will be priced in accordance with Company’s equity incentive plan and Company’s policies governing equity awards. Thereafter Executive will be eligible to participate in future grants in amounts commensurate with her position, at intervals consistent with similarly situated executives, all subject to recommendation by Senior Management and approval by the Board of Directors or its Committee, in all such cases in their respective sole discretion.

5.    Employee Benefits. During the Employment Term, Executive shall be entitled to participate in employee benefit plans or programs of Company, if any, to the extent that her position, tenure, salary, age, health and other qualifications make her eligible to participate, subject to the rules and regulations applicable thereto. Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6.    Vacation. Executive will be entitled to paid vacation of three (3) weeks per year in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

7.    Expenses. Executive shall be entitled to prompt reimbursement for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while an employee of Company (in accordance with the policies and procedures established by Company for its senior executive officers) in the performance of her duties and responsibilities under this Agreement; provided, however, that Executive shall properly and promptly account for such expenses in accordance with Company’s policies and procedures.

8.    Other Activities. Executive shall devote substantially all of her working time and efforts during Company’s normal business hours to the business and affairs of Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to her pursuant to this Agreement, except for vacations, holidays and sickness. Executive may, however, devote a reasonable amount of her time to civic, community, or charitable activities and, with the prior written approval of Senior Management, serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph. In addition, subject to the first sentence of this Section 8, Senior Management acknowledges its approval of Employee continuing the activities listed in Exhibit B to this Agreement.

9.    Termination Benefits. Executive shall be entitled to receive severance and other benefits upon a termination of employment only as follows:

(a)    Severance.

(i)    Involuntary Termination. If the Company terminates Executive’s employment other than for Disability or Cause, or if Executive terminates her employment for Good Reason, then, in lieu of any severance benefits to which Executive may otherwise be entitled under any Company severance plan or program, and subject to the remaining provisions of this Section 9, Executive shall be entitled to a lump sum payment equal to Fifty Percent (50%) of Executive’s then-current Base Salary, less applicable tax withholding.

(ii)    Other Termination. In the event Executive’s employment terminates for any reason other than as described in Section 9(a)(i) above, including by reason of Executive’s death or Disability, the Company’s termination of Executive for Cause, or Executive’s resignation other than for Good Reason, then Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefit plans and policies at the time of such termination, if any.

(b)    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to Section 9(a)(i) or any other section of this Agreement is contingent upon Executive signing and not revoking a severance agreement and release of claims in a form reasonably acceptable to the Company (the “Release”), which must become effective no later than the 60th day following Executive’s delivery of the Release (the “Release Deadline”), and if not, Executive will be ineligible for severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, no severance payments or benefits will be paid or provided until the Release actually becomes effective.

(c)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”)

will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(c)(iii). Except as required by Section 9(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” (“Specified Employee”) within the meaning of Section 409A at the time of Executive’s termination, then any Deferred Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s separation from service or the date of Executive’s death, if earlier. All Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(iv)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments for purposes of clause (i) above.

(v)    Amounts paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that do not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of clause (i) above. For this purpose, “Section 409A Limit” means the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which Executive’s employment is terminated.

(vi)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner).

10.    Protective Covenants. Executive agrees that the covenants below (i) are reasonable and necessary for the protection of legitimate business interests of Company, including its Proprietary Information, (ii) are not against the public interest, and (iii) do not place an unreasonable burden upon Executive’s ability to earn a living.

(a)    Definitions. “Company Entity” means the Company and any of its affiliates or subsidiaries for which Executive provides services or about which Executive receives Proprietary Information. “Customer” means a person or entity doing business with a Company Entity and with whom/which Executive has had business-related contact on behalf of a Company Entity or about whom/which Executive obtains Proprietary Information through her employment with the Company. A “Competing Business” is a person or entity that is in the business of auctioning, processing, buying, or selling used or salvage vehicles, or otherwise provides products or services that would displace any products or services of a Company Entity. “Disparage” means any negative statement, whether written or oral, about any Company Entity or any Company Entity directors, officers, employees, products or services.

(b)    Non-Disparagement. During the Employment Term and thereafter, Executive shall not disparage any Company Entity, or any Company Entity directors, officers, employees, products or services. and shall take no action which is intended, or would reasonably be expected, to harm any Company Entity or Company Entity directors, officers, employees, products or services or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to a Company Entity. The parties agree and acknowledge that this non-disparagement provision is a material term of this Agreement, the absence of which would have resulted in the Company refusing to enter into this Agreement.

(c)    Proprietary Information. During the Employment Term and thereafter, Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of her employment under this Agreement and in furtherance of the business of the Company Entities) any confidential information or proprietary data of any Company Entity, including without limitation, any information or data regarding the Company’s results of operations, financial condition, financial methods, or the Company’s business methods, ideas, plans or strategies. As an express condition of Executive’s employment with the Company, Executive agrees to execute a Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit A, and any such additional confidentiality agreements as requested by the Company.

(d)    Restriction on Interfering with Employee Relationships. During the Employment Term and for eighteen (18) complete calendar months thereafter, Executive will not, either directly or indirectly, (1) solicit, induce, or encourage any employee of a Company Entity to leave the Company Entity, or (2) help another person or entity to hire away an employee of a Company Entity, unless otherwise expressly authorized in writing to do so by an authorized officer of the Company Entity.

(e)    Restriction on Interfering with Customer Relationships. During the Employment Term and for eighteen (18) complete calendar months thereafter, Executive will not, directly or indirectly, interfere with the relationship between a Company Entity and a Customer. It shall be considered a prohibited act of interference for Executive to participate in soliciting, encouraging, or inducing a Customer (1) to do business with a Competing Business, or (2) to stop or reduce doing business with a Company Entity, except where such conduct is expressly authorized in writing by an authorized officer of the Company Entity. The parties stipulate that this restriction is inherently limited to a reasonable geography or geographic substitute because it is limited to the place or location where the Customer is located at the time.

(f)    Restriction Against Unfair Competition. Executive agrees that during the Employment Term and for a period of eighteen (18) complete calendar months thereafter, Executive will not, directly or indirectly, as an employee, consultant, advisor, contractor, shareholder, director, partner, joint-venturer, or investor, provide services within the United States, (or within any country in which a Company Entity is doing business or within any country in which an affiliate or subsidiary of Copart, Inc. is doing business), to any Competing Business where such services are (1) the same or similar in function or purpose to the services Executive performed for Company during the last two years of Executive’s employment or (2) otherwise likely or probably to result in the use or disclosure of Proprietary Information. The foregoing shall not be construed to prohibit passive investments such as mutual funds or ownership of less than 1% of a publicly-held company’s outstanding stock. The parties stipulate that the geographic limitation used in this restriction is a reasonable given Executive’s high level duties for the Company, the Company’s nationwide and international business, and Executive’s in-depth knowledge of the Company’s Proprietary Information.

11.    Right to Advice of Counsel. Executive acknowledges that she has consulted with counsel and is fully aware of her rights and obligations under this Agreement.

12.    Reporting. Nothing in this Agreement, including the Non-Disparagement provision in Section 10(b) above, shall be construed to prohibit Executive from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

13.    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption agreement prior to the effectiveness of any such succession shall entitle Executive to the benefits described in Section 9(a)(i) of this Agreement, subject to the terms and conditions therein.

14.    Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and Executive shall not, without the prior written consent of the Company, assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

15.    Absence of Conflict. Executive represents and warrants that her employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

16.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery, or, if earlier, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Executive:    Leah Stearns
3916 Windsor Ave.
Dallas TX 75205

If to the Company:    Copart, Inc.
    14185 Dallas Parkway, Suite 300
     Dallas, TX 75254
Attn: Chief Legal Officer

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

17.    Waiver. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party of a breach of any promise hereunder by the other party shall not operate as or be construed to constitute a waiver of any subsequent breach by such other party.

18.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19.    Arbitration.

(a)    Arbitration. In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or the termination of Executive’s employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under State or Federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Labor Code claims of harassment, discrimination or wrongful termination and any statutory claims, as well as and all disputes arising out of or relating to the interpretation or application of Section 19 of this Agreement, including the enforceability, revocability, or validity of this Section. Executive and the Company agree that workers’ compensation claims (other than wrongful discharge claims), claims for unemployment, and disputes that are not subject to arbitration under the Dodd-Frank Wall Street Reform and Consumer Protection Act are excluded from arbitration under this Agreement. Executive further understands that this agreement to arbitrate also applies to any disputes that the Company may have with employee.

(b)    Procedure. The Federal Arbitration Act (“FAA”) applies to this Agreement. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $2,000.00 of any fees associated with any arbitration Executive initiates. Any arbitration hereunder shall be conducted in Dallas, Texas.

(c)    Remedy. Except as provided by Section 19(d) of this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by the FAA, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding any other provision of this Agreement, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)    Availability of Injunctive Relief. Notwithstanding any other provision of this Agreement, either party may pursue in court injunctive, declaratory, and other relief incidental to the enforcement of any confidential information, non-disclosure, non-solicitation, and/or non-competition provisions contained in any agreement between the Company and Executive, including, without limitation, the provisions contained in Section 10 of this Agreement. In the event either party seeks such relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.

(e)    Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the equal employment opportunity commission or the workers’ compensation commission. This Agreement does, however, preclude Executive from pursuing court action or remedies regarding any such claim.

20.    Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that she has been provided an opportunity to seek the advice of an attorney before signing this Agreement.

21.    Integration. This Agreement, together with the Exhibits hereto, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by the Company.

22.    Headings. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

23.    Applicable Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Texas. The state and federal courts of Texas shall be the exclusive forum for any non-arbitral disputes arising between the parties to this Agreement.

24.    Cooperation. Executive shall, without further remuneration, provide Executive’s reasonable cooperation in connection with any action or proceeding by a third party (or any appeal from any action or proceeding) that relates to events occurring during or relating to Executive’s employment hereunder. If Executive’s cooperation is needed under this paragraph, the Company shall use reasonable best efforts to schedule Executive’s participation at a mutually convenient time, and shall reimburse Executive for reasonable travel and out-of–pocket expenses (following presentment of reasonable substantiation). This provision shall survive any termination of this Agreement or Executive’s employment.

25.    Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the signature of more than one party hereto, and each of which shall be deemed to be an original, and all of which together shall constitute a single agreement.

26.    Tax Withholding.    All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

27.    Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Executive Officer Employment Agreement, in the case of the Company by its duly authorized officer, as of the day set forth below.

COMPANY:

Copart, Inc.

By: /s/ JEFFREY LIAW     Date: December 6, 2022
    Jeffrey Liaw, Co-CEO

EXECUTIVE

By: /s/ LEAH STEARNS     Date: December 2, 2022
    Leah Stearns

Exhibit A

COPART CONFIDENTIALITY AND
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

(1)    Confidential Information and Trade Secrets

a.    You agree that all non-public information communicated to you with respect to the business of Copart, Inc. and its subsidiaries and affiliated entities (collectively, “Copart”), including without limitation Copart’s business management information system and any other confidential or trade secret information (collectively “Confidential Information”) gained by you by reason of association or employment with Copart, whether or not that Confidential Information was directly, indirectly or unintentionally communicated, shall be treated by you as confidential and shall not be disclosed to anyone without Copart’s express authorization. “Confidential Information” includes, but is not limited to, all data, systems, compilations, programs, devices, strategies, concepts, ideas or methods, regardless of whether kept in a document, electronic storage medium, or in your memory, and any and all information concerning or related to:

(i)    Copart’s financial condition, results of operations, and amounts of compensation paid to officers and employees;

(ii)    marketing and sales programs of Copart and the terms and conditions (including prices) of sales and offers of sales for products and/or services by Copart along with information regarding Copart’s proposed products or designs, whether or not pursued by Copart;

(iii)    the terms, conditions and current status of Copart’s agreements and relationships with any customers, suppliers or other entities;

(iv)    the identities and business preferences of Copart’s actual and prospective customers and/or suppliers or any employee or agent of Copart’s actual and prospective customers and/or suppliers with whom Copart communicates along with Copart’s practices and procedures for identifying prospective customers;

(v)    the names and identities of any and all of Copart’s customers, including any and all customer lists or similar compilations;

(vi)    the manufacturing processes and techniques, regulatory approval strategies, computer programs, data, formulae, and compositions, service techniques and protocols, new product designs and other skills, ideas, and strategic plans possessed, developed, accumulated or acquired by Copart;

(vii)    personnel information including the productivity and profitability (or lack thereof) of Copart’s employees, agents, or independent contractors;

(viii)    any communications between Copart, its officers, directors, shareholders or employees, and/or any attorney retained by Copart for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or her representation of Copart;

(ix)    the cost or overhead associated with the goods and services provided by Copart along with Copart’s pricing structure for its goods or services, including its margins, discounts, volume purchases, rebates, mark-ups and/or incentives; and

(x)    any other matter or thing, whether or not recorded on any medium or kept in your memory, (A) by which Copart derives actual or potential economic value from such matter or thing being not generally known to other persons or entities who might obtain economic value from its disclosure or use, or (B) which gives Copart an opportunity to obtain an advantage over its competitors who do not know or use the same.

b.    You promise and agree that, both during and after your employment relationship or association with Copart, you shall not use or disclose any Confidential Information to any other person, unless specifically authorized in writing by an officer of Copart to do so. If an officer of Copart gives you written authorization to make any such disclosures or to use such information, you shall do so only within the limits and to the extent of that authorization. If a time limit is required in order to make this restriction enforceable, then the restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of your employment or association where information that does not qualify as a trade secret is concerned (the restrictions will apply to trade secret information for as long as the information remains qualified as a trade secret).

c.    You acknowledge and agree that the unauthorized use of or disclosure of any Confidential Information constitutes unfair competition for which Copart has no adequate remedy at law thereby making injunctive relief appropriate.

d.    You agree that during your employment or association with Copart, you will not improperly use, disclose, or induce Copart to use any proprietary information or trade secrets of any former employer or other person or entity which you have an obligation to keep in confidence. You further agree that you will not bring onto Copart’s premises or transfer onto Copart’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, Copart has been consented to in writing by such third party.

e.    You acknowledge that Copart has received and will in the future receive confidential or proprietary information belonging to third parties (“Third Party Confidential Information”) subject to a duty on Copart’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You hereby agree to hold all such Third Party Confidential Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for Copart consistent with Copart’s agreement with such third party. You further agree to comply with any and all Copart policies and guidelines that may be adopted from time to time regarding Third Party Confidential Information.

2.    Intellectual Property Assignment

a.    As between Copart and you, you agree that all right, title, and interest in and to any and all Company Inventions and Intellectual Property, as defined herein, are the sole property of Copart. “Company Inventions and Intellectual Property” or “CIIP” refers to all inventions, works of authorship, copyright eligible works (such as materials, records, notes, drawings, and software), ideas, designs, developments, improvements, discoveries, and other intellectual property you develop, discover, or create (i) that relate to Copart’s business, or to any actual or demonstrably anticipated research, future work, or projects of Copart, whether or not conceived or developed alone or with others, and whether or not conceived or developed during regular working hours, or (ii) that result from any work you performed for Copart, performed on company time, or performed using Copart’s property, resources, or Confidential Information. You hereby assign to Copart, without further consideration, your entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances in and to all such CIIP, which shall be the sole property of Copart, whether or not patentable. You also agree to promptly make full written disclosure to Copart of any CIIP.

b.    You hereby acknowledge and agree that all writings, ideas, information, and other works which may be copyrighted (including software and computer programs) which are related to the present or planned, or reasonably anticipated business of Copart and are prepared by you (solely or jointly with others) during your relationship with Copart shall be, to the extent permitted by law, deemed to be “works for hire” or the result of “works for hire,” as defined by U.S. copyright laws, with the copyright automatically vesting in Copart. To the extent that such writings and works are not works for hire, you hereby waive any and all rights in such writings and works and hereby assign to Copart all of your present and future rights, title and interest, including copyright, in such writings and works.

c.    Any assignment to Copart of CIIP includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, you hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

d.    You agree to keep and maintain adequate, current, accurate, and authentic written records of all CIIP made by you (solely or jointly with others) during the term of your employment or association with Copart. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by Copart. As between Copart and you, the records are and will be available to and remain the sole property of Copart at all times.

e.    You further agree to reasonably cooperate with Copart, both during and after employment or association with Copart, in obtaining and enforcing patents, copyrights, trademarks, and other protections of Copart’s rights in and to all CIIP. Without limiting the generality of the foregoing, you shall, at any time during or after employment or association with Copart, at Copart’s request, execute all papers, render all assistance, and perform all lawful acts which Copart considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any CIIP and for the transfer of any interest you may have therein. You shall execute any and all papers and documents required to vest title in Copart or its nominee in any CIIP. If Copart is unable because of your mental or physical incapacity or for any reason to secure your signature to apply for or pursue any application for any United States or foreign patent, copyright or other registration covering CIIP, then you hereby irrevocably designate and appoint Copart and its duly authorized officers and agents as your agent and attorney in fact, to act for and on your behalf to do all lawfully permitted acts to further the prosecution and issuance of such registrations with the same legal force and effect as if executed by you.

f.    Attached hereto as Schedule A is a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made by you prior to your employment with Copart, that relate to Copart’s proposed business, products or research and development, and are owned in whole or in part by you (“Prior Inventions”); or, if no such list is attached or if Schedule A is unsigned, you represent that there are no such Prior Inventions. You agree that you will not incorporate, or permit to be incorporated, any Prior Invention into any Copart product, process or service without Copart’s prior written consent.

3.    Conflicting Obligations

You hereby represent and warrant that you have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, your obligations to Copart under this Agreement, or your ability to perform the services for which you are being retained by Copart. You further agree that if you have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, you will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. You represent and warrant that after undertaking a careful search (including searches of your computers, cell phones, electronic devices, and documents), you have returned all property and confidential information belonging to all prior employers (and/or other third parties you have performed services for in accordance with the terms of your applicable agreement).

4.    Return of Company Materials

Following the end of your employment or association with Copart or at any time upon demand from Copart, you will immediately deliver to Copart, and will not keep in your possession, recreate, or deliver to anyone else, any and all Copart property, including, but not limited to, Confidential Information, Third Party Confidential Information, all devices and equipment belonging to Copart (including computers, handheld electronic devices, telephone equipment, and other electronic devices), all tangible embodiments of the CIIP, all electronically stored information and passwords to access such property, Copart credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 2(e). You also hereby consent to an exit interview (at Copart’s election) to confirm your compliance with this Section 4.

5.    Defend Trade Secrets Act

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for retaliation by Copart for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (X) file any document containing the trade secret under seal and (Y) do not disclose the trade secret, except pursuant to court order.

6.    Miscellaneous

a.    The laws of the State of Texas (without regard to Texas’s conflict of law rules), as well as any and all applicable federal law, including U.S. copyright laws, shall apply to this Agreement. You hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Dallas County, Texas, for any lawsuit arising out of this Agreement.

b.    This Agreement will be binding upon your heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of Copart, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Copart may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Copart’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise, without the need for further consent by you.

c.    This Agreement, together with Schedule A, sets forth the entire agreement and understanding between the Company and you with respect to the subject matters contained herein and supersedes all prior written and oral agreements, discussions, or representations between us regarding these subject matters.

d.    If a court or other body of competent jurisdiction finds, or the parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect.

e.    No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the President or CEO of Copart and you. Waiver by Copart of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

f.    The rights and obligations of the parties to this Agreement will survive termination of your employment or association with Copart.

Acknowledged and agreed:

/s/ LEAH STEARNS December 2, 2022______________
Leah Stearns Date

Schedule A

LIST OF PRIOR INVENTIONS

If you have Prior Inventions, please list them in the space below. If you do not have any Prior Inventions or you would like to include additional Prior Inventions on separate pages, check the appropriate box at the bottom of the page.

    Title         Date         Identifying Number or Brief Description

Check the following as applicable:

_____    All of my Prior Inventions are listed above

X     I have no Prior Inventions

_____    I have attached additional sheets describing my prior inventions

/s/ LEAH STEARNS December 2, 2022______________
Leah Stearns Date

Exhibit B

PRE-APPROVED OTHER ACTIVITIES
(Section 8 of Executive Officer Employment Agreement)

[Information Omitted From This Exhibit B]